CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 68 to the Registration Statement (Form N-1A Nos. 2-89359 and 811-03964) of our report dated March 24, 2020 on the financial statements and financial highlights of Dreyfus Government Cash Management (one of the funds constituting Dreyfus Government Cash Management Funds) (the Fund ) included in the Fund's annual report for the fiscal year ended January 31, 2020.

/s/ ERNST & YOUNG LLP

New York, New York
November 11, 2020